KNOLL 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Delivers Strong Third Quarter Results

Sales, Operating Profit, Net Income, EPS and Backlog All Grow By Double Digits.

EAST GREENVILLE, PA, October 24, 2006 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2006. Net sales were $243.6 million for the quarter, an increase of 16.4% from third quarter 2005. Operating income, including $882 thousand of expenses and costs associated with our August 2006 secondary offering, the expansion of our credit facility and the purchase of 3.9 million of Warburg Pincus's shares was $30.2 million, an increase of 14.8% from the third quarter 2005. Net income for the quarter was $15.6 million compared to $8.2 million in the third quarter 2005. Adjusted earnings per share were $0.33 compared to adjusted earnings per share of $0.21 in the prior year, a 57.1% increase. Quarter ending backlog was $170.6 million, an increase of 36.0% over third quarter 2005.

"The third quarter was one of robust achievement for Knoll on many fronts," said Andrew Cogan, Chief Executive Officer. "Not only did we expand our industry leading margins and deliver double digit growth in sales, operating profit, net income and EPS but we also facilitated the disposition of Warburg Pincus Ventures' remaining stake in Knoll through the combination of a secondary offering and a 3.9 million share buyback. After these transactions and Warburg Pincus Ventures' September 2006 distribution, Warburg Pincus owns approximately 1.3% of Knoll."

"We are encouraged by the continuing level of activity in the business as well as the sequential improvement in gross margins and plant performance that we were able to generate. We look forward to a strong end to a vibrant year of performance, growth and increased profitability. I want to congratulate and thank our associates and dealers for their strong performance and continued commitment to our success."

2006 Financial Results

Third quarter 2006 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/06	9/30/05	Change

Sales	$243.6	$209.3	16.4%
Gross Profit	81.2	71.4	13.7%
Operating Expenses	51.1	45.1	13.3%
Operating Income	30.2	26.3	14.8%
Net Income	15.6	8.2	90.2%
Earnings Per Share -- Diluted	.31	.15	106.7%
Adjusted Earnings Per Share -- Diluted	.33	.21	57.1%
Backlog	170.6	125.4	36.0%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $243.6 million, an increase of $34.3 million or 16.4% over third quarter 2005, representing increased volume across all product categories coupled with improved price as a result of our February price increase and newly implemented transportation surcharge totaling $4.5 million.

Gross profit for the third quarter was $81.2 million, an increase of $9.8 million or 13.7%, over the same period in 2005. As a percentage of sales, gross profit increased sequentially from the second quarter of 2006 to 33.3% from 31.9% but declined 80 basis points from 34.1% in the third quarter 2005. This decrease was a result of several factors including: the negative impact on costs due to the strengthening Canadian dollar and inflationary pressures on our raw materials and transportation costs. During the third quarter 2006 we were better able to mitigate some of these factors as compared to the first two quarters of 2006 through our global sourcing efforts, our transportation surcharge, as well as the realization of the price increase.

Operating expenses for the quarter were $51.1 million, or 21.0% of sales, compared to $45.1 million, or 21.5% of sales for the third quarter of 2005. 2006 operating expenses included higher sales and incentive compensation due to strong bookings and sales in the third quarter. Third quarter 2006 operating expenses also included approximately $882 thousand of costs related to our secondary public offering completed in August 2006, additional costs incurred in connection with our buyback of 3.9 million shares from Warburg Pincus and additional bank and related fees due to the amendment of our loan agreement.

In spite of the inflationary pressures on gross margins, operating margins benefited from significant leverage on the selling, general, and administrative expenses line and, excluding the $882 thousand of additional one-time expenses described above, came in at 12.7%, an increase of 10 basis points from the same period in the prior year. Sequentially, operating margins, excluding the additional one-time costs incurred in both the second and third quarters, expanded 80 basis points from the second quarter of 2006.

Net income for third quarter 2006 was $15.6 million, or $0.33 adjusted earnings per share, as compared to $8.2 million, or $0.21 adjusted earnings per share, for the same quarter in 2005. During the third quarter 2006 we adjusted our contingent tax reserve for the closing of the statute on the 2002 tax year. The effective tax rate was 34.5% for the quarter, as compared to 55.0% for the same period last year. Third quarter 2005 tax expense included an additional $3.1 million of taxes related to the repatriation of foreign earnings. In addition, other expense decreased due to a lower unrealized loss on exchange rate.

Cash provided by operations in the third quarter of 2006 was $32.6 million, compared to $18.7 million generated from operations during the same period the year before. Capital expenditures totaled $4.1 million in the third quarter of 2006, compared to $2.6 million for the same period of 2005. The Company repurchased approximately 4.3 million shares of its stock for $72.8 million during the quarter including 3.9 million shares that were purchased from Warburg Pincus for approximately $66 million. The remaining shares were repurchased through a combination of our $50 million buyback program and our stock option proceeds program. Also during the quarter the Company expanded its credit facility through the exercise of an accordion feature within its existing credit agreement and borrowed an additional $50 million. Borrowings were used to purchase shares from Warburg. The Company also paid a quarterly dividend of $4.7 million or $0.10 per share.

Barry McCabe, Chief Financial Officer, added, "We are pleased with the improvements we have made on the levels of our working capital. In addition, we were able to maintain our leverage ratio at below 3:1 even after expanding our credit facility to facilitate the purchase of shares from Warburg and still have $86 million available to us under our revolving credit facility."

Fourth Quarter 2006 Outlook

The Company stated that it expects fourth quarter 2006 revenue to be in the $240-250 million range, an increase of 8%-13% from the fourth quarter of 2005. Earnings per share estimates are between $0.30 and $0.32.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For the periods in this release such items consist of expenses associated with our secondary public offering and the buyback of Warburg shares and taxes related to repatriation of foreign earnings under The American Job Creation Act. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Earnings per Share - Diluted	$0.31	$0.15	$0.78	$0.50
Add back:
Public offering expenses	0.02	--	0.03	--
Taxes related to repatriation of foreign earnings	--	0.06	--	0.06

Adjusted Earnings per Share - Diluted	$0.33	$0.21	$0.81	$0.56

Conference Call Information

Knoll will host a conference call on Wednesday, October 25, 2006 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 203-3206

International 617 213-8848

Passcode 51984126

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified in Knoll's Registration Statement on Form S-3, its annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$243,609	$209,333	$709,185	$586,188
Cost of sales	162,389	137,900	479,227	388,479

Gross profit	81,220	71,433	229,958	197,709
Selling, general, and administrative expenses	51,062	45,110	148,627	130,272

Operating income	30,158	26,323	81,331	67,437
Interest expense	5,983	6,214	16,779	18,301
Other income (expense), net	(309)	(1,933)	453	(1,081)

Income before income tax expense	23,866	18,176	65,005	48,055
Income tax expense	8,227	9,980	24,361	21,640

Net income	$15,639	$8,196	$40,644	$26,415

Earnings per share:
Basic	$.32	$.16	$.81	$.52
Diluted	$.31	$.15	$.78	$.50
Weighted-average shares outstanding:
Basic	48,689,937	51,972,198	50,409,387	50,852,279
Diluted	50,038,195	53,792,442	52,043,469	52,698,150

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,746	$10,695
Customer receivables, net	124,061	113,531
Inventories	78,253	56,500
Prepaid and other current assets	19,201	17,023

Total current assets	240,261	197,749
Property, plant, and equipment, net	137,940	142,166
Intangible assets, net	235,849	236,399
Other noncurrent assets	5,587	6,232

Total Assets	$619,637	$582,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$2,993	$2,599
Accounts payable	61,856	56,559
Other current liabilities	77,602	74,598

Total current liabilities	142,451	133,756
Long-term debt	375,026	313,439
Other noncurrent liabilities	103,329	97,635

Total liabilities	620,806	544,830

Stockholders' equity	(1,169)	37,716

Total Liabilities and Stockholders' Equity	$619,637	$582,546

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
	(Unaudited)

Net income	$40,644	$26,415

Cash Flows provided by Operating Activities	38,536	50,650

Cash Flows used in Investing Activities	(7,329)	(7,616)

Cash Flows used in Financing Activities	(24,333)	(38,432)

Effect of exchange rate changes on cash and cash equivalents	1,177	(345)

Increase in cash and cash equivalents	8,051	4,257

Cash and cash equivalents at beginning of period	10,695	9,052

Cash and cash equivalents at end of period	$18,746	$13,309